October 26, 2011

Mr. Joseph B. Niemann
14124 Riverdowns South
Midlothian, VA 23113

Dear Joe:

This will confirm our agreement to extend the term of your reassignment as Senior Vice President, Strategic Marketing and Business Development of Colfax Corporation from November 17, 2011 until December 31, 2011. Other than expressly set forth herein, all other terms and conditions of the reassignment as set forth in the July 28, 2011 letter, a copy of which is attached hereto, remain unaltered and in full force and effect.

Sincerely,

/s/ William E. Roller

William E. Roller
Executive Vice President

I hereby agree and acknowledge the terms of this letter.

/s/ Joseph B. Niemann
Joseph B. Niemann